Exhibit 99.1

FOR RELEASE:	June 12, 2015

Dana Cochran

Vice President

Marketing Manager

Office: 910-892-7080 and Direct: 910-897-3642

danac@SelectBank.com

SelectBank.com

SELECT BANCORP ANNOUNCES

THE CLOSING OF RAMSEY STREET OFFICE

All customer accounts to be transferred to the Raeford Road branch

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, announced Monday it will close the Ramsey Street branch, one of two Fayetteville, N.C. locations, in September and all customer accounts will be transferred to the Raeford Road location.

“Making the decision to close a branch is never an easy one,” said William L. Hedgepeth II, president and chief executive officer of Select Bancorp, Inc. and Select Bank. “We carefully considered our customers’ needs while maximizing efficiencies and ensuring the future growth of the Bank. Our branch network has nearly doubled since 2014. In addition to our expanded footprint so our customers can reach us in more locations, Select Bank offers many delivery systems that enable our customers to interact with us and take care of their banking needs without making daily visits to a branch. We plan to continue to meet the needs of our customers.”

Customers were notified by letter that all accounts will be transferred after closing on September 11 to the branch at 2818 Raeford Road, about 10 miles from the Ramsey Street location. This facility has ample parking, three drive thru lanes as well as a full-service ATM and features commercial and retail lenders on site as well as an experienced teller and customer service team.

Hedgepeth added, “We believe this decision underscores our commitment to increasing shareholder value, and we are confident in our ability to continue to serve our customers throughout our footprint. In today’s banking climate it is paramount that we operate as efficiently as possible. Because of the advances in technology through online banking, remote deposit capture, online bill pay and mobile banking, our customers can bank with us from anywhere at any time.”

No action is necessary by customers of the Ramsey Street location and Select Bank plans to make the transition as seamless as possible.

“We will continue to work very hard to always provide the best service to our customers in the most efficient and cost-effective manner possible,” Hedgepeth said.

Select Bank has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Gibsonville, Goldsboro, Greenville, Lillington, Lumberton, Raleigh and Washington.

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